Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2019, with respect to the consolidated balance sheets of William Lyon Homes as of December 31, 2018 and 2017, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus of Taylor Morrison Home Corporation.

Irvine, California

December 6, 2019